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                                  EXHIBIT 16.1




McGladrey & Pullen, LLP
6805 Morrison Boulevard
Charlotte, NC

         RE: ADVA International

Gentlemen:

         On behalf of ADVA International Inc. ("ADVA"), enclosed is a copy of ADVA's Form 8-K regarding "Change in Registrant's Certifying Accountant." Please furnish to us your letter addressed to the Securities and Exchange Commission ("SEC"), which indicates that you have read and agree with the disclosure under
Item 4 of the Form 8-K, assuming, of course, you agree. Since your letter must be filed with the SEC, your prompt attention is appreciated. In this connection we would greatly appreciate your also forwarding an electronic copy of the letter so that we may make the appropriate Edgar filing.

         If you have any questions, please contact our counsel, Barry Genkin at Blank Rome Comisky & McCauley LLP at 215-569-5514, or in his absence Loretta Damron at 215-569-5368. In this regard, it would greatly be appreciated if a hard copy of your letter and an electronic version were faxed and e-mailed to Blank Rome, c/o Barry Genkin at 215-988-6910 and genkin@blankrome.com

                                                     Sincerely,

                                                     /s/Anthony E. Mohr
                                                     --------------------------
                                                     ANTHONY E. MOHR, President

AEM/rg
GIG\DRAFT ACCTSLETTER.DOC

Enclosure

cc:  Barry H. Genkin, Esquire
     Ronald G. Moyer
     Loretta Damron, Esquire